Exhibit 10.3

Amended and Restated Expense Sharing Agreement

This Amended and Restated Expense Sharing Agreement (“Amended Agreement”) is made as of the 23rd day of November, 2016 between G.research, LLC (formerly Gabelli & Company, Inc.) (“the Firm”) and Gabelli & Company Investment Advisers, Inc. (“GCIA”) (formerly Gabelli Securities, Inc.), a Delaware corporation headquartered in Rye, New York which serves as paymaster of certain payroll expenses.

WHEREAS, through December 31, 2008, the Firm functioned as its own paymaster with respect to payroll expenses, after which GCIA became the paymaster for payroll expenses of the Firm on January 1, 2009; and

WHEREAS, on February 18, 2009, the Firm and GCIA entered into an Expense Sharing Agreement formalizing and setting forth the arrangements under which GCIA provided such payroll function to the Firm; and

WHEREAS, on May 21, 2015, the Firm and GCIA amended and restated such Expense Sharing Agreement of February 18, 2009; and

WHEREAS, the Firm and GCIA now desire to further amend and restate such Expense Sharing Agreement of May 21, 2015;

NOW THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.           The Firm shall maintain copies of this Amended Agreement pursuant to SEC Rules 17a-3 and 17a-4 and all related supporting documents provided by GCIA. The Firm has notified the Financial Industry Regulatory Authority (“FINRA”) of its entry into this Amended Agreement, and shall notify FINRA promptly of any future amendment or restatement of this Amended Agreement and/or the Firm’s entry into any new or additional expense sharing agreement.

2.           In the capacity of a corporate utility, GCIA shall serve as paymaster of payroll expenses for the Firm for those employees who work entirely for the Firm and also for those shared employees (who work partially for the Firm and partially for affiliated entities) who are employees of Associated Capital Group, Inc. (“AC”) entities. AC is the parent company of GCIA. For certain shared employees who are instead employees of GAMCO Investors, Inc. (“GBL”) or its affiliates who perform services for and receive compensation from the Firm, GBL serves as the paymaster, and this is covered in the separate Expense Sharing Agreement between and among the Firm and GBL. GBL was the parent of GCIA prior to a spin-off transaction that took place in November 2015, and there remain employees who have shared roles across the two public companies (AC and its subsidiaries and GBL and its subsidiaries) pursuant to transition services agreements between these two entities.

3.           When incurred, payroll expenses related to the Firm shall be properly reflected as part of its general ledger, and the proper backup documentation related to the expense shall be maintained by the Firm.

4.          Payroll expenses payable by GCIA that are unpaid and attributable to the Firm shall be included in the Firm’s net capital computation by adjustments which reduce net capital and increase its aggregate indebtedness by the amount of such unpaid expenses, if applicable. This includes both (a) compensation expense and related payroll taxes and benefits which are fully allocated to the Firm for professional staff performing duties related entirely to the Firm; and (b) those compensation expenses and related payroll taxes and benefits which relate to professional staff who serve more than one entity and whose compensation is therefore allocated to the Firm as well as to GBL, GCIA, AC, and/or GCIA’s, AC’s or GBL’s affiliates as provided below. The Firm shall reimburse GCIA monthly for these expenses.

5.          With regard to shared professional staff, compensation and related costs, except as noted below for Restricted Stock Awards and Employee Stock Options, shall be apportioned to the Firm based on allocation of each staff member’s services, which allocation shall reflect appropriate and fair relative usage of the services by the Firm and by GBL, GCIA, AC and/or other affiliates of the Firm. More specifically, the Firm shall have apportioned to it base salary, bonuses, and related payroll and benefit costs (FICA, health insurance, etc...) of teammates based on a schedule of the percentages that each such teammate spends working for all of the various affiliated entities for which GCIA serves as paymaster (the Firm among them). That schedule shall be reviewed on a periodic basis (ideally semiannually) for all teammates by senior management of AC, GBL, GCIA, and the Firm to ensure that the allocations continue to be appropriate and also on a one off basis when a staff member’s role changes at any time during the year. This allocation methodology by percentage shall relate to base salary and bonuses, whereas variable compensation shall be a direct allocation to the business where the related revenue is earned.

6.           Restricted Stock Awards (“RSA’s”) and Employee Stock Options that are granted from time to time by AC are deemed to be wholly compensation expense of AC. Accordingly, compensation expense and related payroll taxes recorded by AC for RSAs and Employee Stock Options shall not be part of the allocation of payroll expenses to the Firm.

7.           Firm payroll expenses paid by GCIA shall generally be reimbursed to GCIA by the Firm each month as part of the payroll intercompany settlement process, and all payroll expenses attributable to the Firm either accrued or paid shall be included in reports filed by the Firm with FINRA or the SEC; provided, however, that to the extent any payroll costs attributable to the Firm are paid by GCIA and are not included in reports filed by the Firm with FINRA or the SEC, such expenses shall be recorded by the Firm on a separate Schedule of Costs and maintained pursuant to SEC Rule 17a-4.

8.           GCIA shall permit inspections of its books/records by FINRA and other regulatory organizations having jurisdiction thereof regarding the payment of payroll and payroll related expenses, which are proportionately attributed to the Firm. GCIA shall provide the Firm with copies of payroll allocation methodologies used by GCIA.

9.           The Firm shall have no obligation, direct or indirect, to reimburse or otherwise compensate GCIA or any other party for the expenses related to activities of the Firm other than as provided in this Amended Agreement or in the separate expense sharing agreements executed by the Firm and AC and by the Firm and GBL.

Governing Law.

This Agreement is intended to be performed primarily in the State of New York, and the laws of the State of New York will control any questions concerning the validity or interpretation of this Agreement.

Counterparts.

This Agreement may be executed as counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

G.research, LLC (dba Gabelli & Company)

By:	/s/ Maria Gigi

Maria Gigi

Financial and Operations Principal

Gabelli & Company Investment Advisers, Inc.

By:	/s/ Patrick Dennis

Patrick Dennis

Chief Financial Officer